Issuer Free Writing Prospectus filed pursuant to Rule 433

supplementing the Preliminary Prospectus Supplement dated

September 22, 2014 and the Prospectus dated June 16, 2014

Registration No. 333-196531

Terms Applicable to the Notes

Issuer:	General Motors Financial Company, Inc.
Guarantor:	AmeriCredit Financial Services, Inc.
Trade Date:	September 22, 2014
Settlement Date:	September 25, 2014 (T+3)
Form of Offering:	SEC Registered (Registration No. 333-196531)

Terms applicable to

3.000% Senior Notes due 2017

Aggregate Principal Amount:	$750,000,000

Final Maturity Date:	September 25, 2017

Public Offering Price:	100%, plus accrued and unpaid interest, if any, from September 25, 2014

Benchmark Treasury:	1.000% due September 15, 2017

Benchmark Treasury Yield:	1.059%

Spread to Benchmark Treasury:	T+194.1 bps

Coupon:	3.000%

Yield to Maturity:	3.000%

Interest Payment Dates:	March 25 and September 25, commencing March 25, 2015

Optional Redemption:	Make-whole call at T+30 bps

Change of Control prior to an Investment Grade Event:	Puttable at 101% of principal, plus accrued and unpaid interest.

CUSIP / ISIN:	37045X AP1 / US 37045XAP15

Joint Book-Running Managers:	Deutsche Bank Securities Inc. Banco Bradesco BBI S.A. Goldman, Sachs & Co. Lloyds Securities Inc. Morgan Stanley & Co. LLC

Co-Managers:	BB Securities Limited CIBC World Markets Corp. RBC Capital Markets, LLC Sandler O’Neill & Partners, L.P. Scotia Capital (USA) Inc. Loop Capital Markets LLC Muriel Siebert & Co., Inc.

Terms applicable to

4.375% Senior Notes due 2021

Aggregate Principal Amount:	$1,250,000,000

Final Maturity Date:	September 25, 2021

Public Offering Price:	100%, plus accrued and unpaid interest, if any, from September 25, 2014

Benchmark Treasury:	2.000% due August 31, 2021

Benchmark Treasury Yield:	2.252%

Spread to Benchmark Treasury:	T+212.3 bps

Coupon:	4.375%

Yield to Maturity:	4.375%

Interest Payment Dates:	September 25 and March 25, commencing March 25, 2015

Optional Redemption:	Make-whole call at T+35 bps

Change of Control prior to an Investment Grade Event:	Puttable at 101% of principal, plus accrued and unpaid interest.

CUSIP / ISIN:	37045X AQ9 / US37045XAQ97

Joint Book-Running Managers:	Deutsche Bank Securities Inc. Banco Bradesco BBI S.A. Goldman, Sachs & Co. Lloyds Securities Inc. Morgan Stanley & Co. LLC

Co-Managers:	BB Securities Limited CIBC World Markets Corp. RBC Capital Markets, LLC Sandler O’Neill & Partners, L.P. Scotia Capital (USA) Inc. Loop Capital Markets LLC Muriel Siebert & Co., Inc.

Additional Changes to the Preliminary Prospectus Supplement

As of June 30, 2014, after giving effect to the incurrence of $1.5 billion of senior notes on July 10, 2014, on a pro forma basis assuming the incurrence by us of $2.0 billion in senior notes, we and the guarantor would have had $7.5 billion of indebtedness (of which none would have been secured indebtedness).

The Issuer has filed a registration statement (including a preliminary prospectus supplement and an accompanying prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents that the Issuer has filed with the SEC, including the preliminary prospectus supplement, for more complete information about the Issuer and this offering. You may get these documents for free by visiting the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the preliminary prospectus supplement and the accompanying prospectus if you request it by contacting: Deutsche Bank Securities Inc., Attn: Prospectus Group, 60 Wall Street, New York, NY 10005, tel: 1-800-503-4611, email: prospectus.cpdg@db.com; Banco Bradesco BBI S.A., Attn: Shinichiro Fukui, 450 Park Avenue, 32nd Floor, New York, NY 10022, tel: 1-212-888-9145; Goldman, Sachs & Co., Attn: Prospectus Department, 200 West Street, New York, NY 10282, tel: 1-866-471-2526, e-mail: prospectus-ny@ny.email.gs.com; Lloyds Securities Inc., 1095 Avenue of the Americas, 34th Floor, New York, NY 10036, tel: 1-212-930-5026; or Morgan Stanley & Co. LLC, Attn: Prospectus Department, 180 Varick Street, New York, NY 10014, tel: 1-866-718-1649, e-mail: prospectus@morganstanley.com.